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                                                                     Exhibit 4.5

                            STOCK PURCHASE AGREEMENT

BUCA, Inc.
1300 Nicollet Mall, Suite 5003
Minneapolis, Minnesota 55403



The undersigned (the "Investor"), hereby confirms its agreement with you as follows:

1. This Stock Purchase Agreement (the "Agreement") is made as of the date set forth below between BUCA, Inc., a Minnesota corporation (the "Company"), and the Investor.

2. The Company has authorized the sale and issuance of up to 1,795,600 shares (the "Shares") of common stock of the Company, $.01 par value per share (the "Common Stock"), to certain investors in a private placement (the "Offering").

3. The Company and the Investor agree that the Investor will purchase from the Company and the Company will issue and sell to the Investor 418,000 Shares at a purchase price of $18.50 per Share, or an aggregate purchase price of $7,733,000, pursuant to the Terms and Conditions for Purchase of Shares attached hereto as Annex I and incorporated herein by this reference as if fully set forth herein. Unless otherwise requested by the Investor in Exhibit A, certificates representing the Shares purchased by the Investor will be registered in the Investor's name and address as set forth below.

4. The Investor represents that, except as set forth below, (a) it has had no position, office or other material relationship within the past three years with the Company or its affiliates, (b) neither it, nor any group of which it is a member or to which it is related, beneficially owns (including the right to acquire or vote) any securities of the Company and (c) it has no direct or indirect affiliation or association with any National Association of Securities Dealers, Inc. ("NASD") member. Exceptions:


--------------------------------------------------------------------------------
    (If no exceptions, write "none." If left blank, response will be deemed to be "none.")

     INVESCO Global Health Sciences Fund is managed by INVESCO Funds Group Inc. ("IFG"). INVESCO Distributors, Inc., a wholly-owned subsidiary of IFG, IS A LIMITED PURPOSE NASD BROKER-DEALER, whose sole business is the sale of shares of the INVESCO Mutual Fund.
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Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

                                       Dated as of:  February 26, 2001

                                       INVESCO SMALL COMPANY GROWTH FUND
                                       "INVESTOR"

                                       By: /s/ Glen A. Payne
                                           -------------------------------------
                                       Print Name: Glen A. Payne
                                       Title:  Secretary
                                       Address: 7800 E. Union Avenue
                                                Denver, CO 80237


AGREED AND ACCEPTED:
BUCA, Inc.


By /s/ Greg A. Gadel
   --------------------------------------
Greg A. Gadel
Executive Vice President and Chief Financial
Officer


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